UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 24, 2016, Spirit AeroSystems Holdings, Inc. (the “Company”) issued a press release announcing that Spirit AeroSystems, Inc., its wholly-owned subsidiary (“Spirit”), commenced an offer to purchase (the “Tender Offer”) for cash any and all of the $300 million outstanding principal amount of its 6 3/4% senior notes due 2020 (CUSIP No. 85205TAD2) (the “Notes”). The Tender Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 24, 2016, and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the Tender Offer in full detail. Holders of Notes who validly tender their Notes at or prior to 5 p.m. New York City time on May 31, 2016 (the “Expiration Date”) will be eligible to receive the purchase price of $1,037.25 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the Tender Offer.

Spirit expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Tender Offer at any time prior to the Expiration Date. The Tender Offer is subject to the satisfaction of certain conditions set forth in the Offer to Purchase.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release, dated May 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: May 24, 2016	By:	/s/ Stacy Cozad
Name: Stacy Cozad
Title: Senior Vice President, General Counsel and Secretary